___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015

MUSIC OF YOUR LIFE, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-54163	26-2091212
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

3225 McLeod Drive, Suite 100 Las Vegas, Nevada	89121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 351-3021

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1. 01 Entry into a Material Definitive Agreement.

On July 24, 2015 (the “Closing Date”), Music of Your Life, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “EP Agreement” filed as Exhibit 2.1) by and among the Company, and Kodiak Capital Group, LLC, a Delaware corporation ("Kodiak"), pursuant to which Kodiak has agreed to purchase up to one million dollars ($1,000,000) of the Company's common stock to be sold at a seventy percent (70%) discount to market (the "Shares"). Furthermore, the Shares must be registered with the SEC in a current registration statement and Kodiak shall only be required to purchase up to 9.9% of the issued and outstanding shares of common stock of the Company. The registration rights of Kodiak are outlined in the Registration Rights Agreement which details the obligations of the Company, attached herewith as Exhibit 2.2. In addition to the EP Agreement ant the Registration Rights Agreement, the Company issued a Promissory Note (July 20, 2015 maturity date) to Kodiak with a $50,000 face value for services rendered in association with the EP Agreement. Kodiak may convert this Promissory Note, attached as Exhibit 2.3, into shares of common stock of the company on or after December 15, 2015. The Conversion Shares are convertible at a fifty percent (50%) discount to the lowest thirty (30) day bid price as reported by Bloomberg, LP. The Company may repurchase the note for the face value on or before December 15, 2015 without penalty.

The foregoing descriptions of the terms of the EP Agreement, Registration Rights Agreement, and Promissory Note are qualified in their entirety by reference to the provisions of the EP Agreement filed as Exhibit 2.1, Registration Rights Agreement filed as Exhibit 2.2, and Promissory Note filed as Exhibit 2.3 to this Report, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Equity Purchase Agreement. dated July 24, 2015.

2.2 Registration Rights Agreement, dated July 24, 2015

2.3 Promissory Note, Maturity Date July 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSIC OF YOUR LIFE, INC.

Date: July 27, 2015
By: /s/ Marc Angell___
Marc Angell
Chief Executive Officer